News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2024 RESULTS

Clearfield, Pennsylvania – July 18, 2024

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and six months ended June 30, 2024.

Executive Summary

•Net income available to common shareholders ("earnings") was $11.9 million, or $0.56 per diluted share, for the three months ended June 30, 2024, compared to earnings of $11.5 million, or $0.55 per diluted share, for the three months ended March 31, 2024. The quarterly increase was primarily a result of an increase in net interest income and decrease in non-interest expenses, partially offset by an increase in provision for credit losses, as discussed in more detail below. The decrease in earnings and diluted earnings per share from $12.8 million, or $0.61 per diluted share, for the quarter ended June 30, 2023 compared to earnings for the quarter ended June 30, 2024 was primarily due to the significant year-over-year increase in deposit costs primarily resulting from Federal Reserve rate increases throughout 2023 and the resulting market impact to the Corporation's deposit base.

•Earnings were $23.4 million, or $1.11 per diluted share, for the six months ended June 30, 2024, compared to earnings of $28.2 million, or $1.33 per diluted share, for the six months ended June 30, 2023. As previously noted, the decrease in earnings and diluted earnings per share comparing the six months ended June 30, 2024 to the six months ended June 30, 2023 was primarily due to the rise in deposit costs year over year.

•At June 30, 2024, loans totaled $4.4 billion, excluding the balances of syndicated loans. This adjusted total of $4.4 billion in loans represented an increase of $73.0 million, or 1.68% (6.75% annualized), compared to the same adjusted total loans measured as of March 31, 2024, and an increase of $106.5 million, or 2.47%, compared to the same adjusted total loans measured as of June 30, 2023. The increase in loans for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024 was primarily driven by qualitative commercial and industrial growth in the Columbus market and continued new relationship growth in the Corporation's recent expansion market of Cleveland, and growth in CNB's Private Banking division with notable activity in the Roanoke market. The growth in loans as of June 30, 2024 compared to loans as of June 30, 2023 resulted primarily from growth in the Corporation's continued expansion into the newer markets of Cleveland and Roanoke, combined with growth in the Columbus market and CNB Bank’s Private Banking division.

◦At June 30, 2024, the Corporation's balance sheet reflected a decrease in syndicated lending balances of $24.7 million compared to March 31, 2024 and a decrease of $91.7 million compared to June 30, 2023, resulting from scheduled paydowns or early payoffs of certain syndicated loans. The syndicated loan portfolio totaled $53.9 million, or 1.20% of total loans, at June 30, 2024, compared to $78.7 million, or 1.78% of total loans, at March 31, 2024 and $145.6 million, or 3.26% of total loans, at June 30, 2023. The Corporation is closely managing the level of its syndicated loan portfolio as it focuses more resources on organic loan growth from its customer relationships.

•At June 30, 2024, total deposits were $5.1 billion, reflecting an increase of $73.3 million, or 1.45% (5.85% annualized), from the previous quarter ended March 31, 2024 and an increase of $177.8 million, or 3.60%, compared to total deposits measured as of June 30, 2023. The increase in deposit balances compared to March 31, 2024 was primarily attributable to an increase in business and retail deposits. In addition, the total number of deposit households increased by approximately 0.68% (2.74% annualized) from March 31, 2024 to June 30, 2024. Additional deposit and liquidity profile details were as follows:

◦At June 30, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 29.00% of total CNB Bank deposits. However, when excluding $101.4 million of affiliate company deposits and $460.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $949.8 million, or approximately 18.22% of total CNB Bank deposits as of June 30, 2024.

▪The level of adjusted uninsured deposits at June 30, 2024 was approximately 7.37% higher than the prior quarter end's level. At March 31, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.4 billion, or approximately 27.70% of total CNB Bank deposits; however, when excluding $101.1 million of affiliate company deposits and $437.9 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $884.6 million, or approximately 17.21% of total CNB Bank deposits as of March 31, 2024.

◦At June 30, 2024, the average deposit balance per account for CNB Bank was approximately $33 thousand. CNB Bank had increases in municipal deposits, as well as retail customer household deposits, including those added after the 2023 launches of (i) CNB Bank’s “At Ease” account, a service for U.S. service member and veteran families, and (ii) CNB’s women-focused banking division, Impressia Bank.

◦At June 30, 2024, the Corporation had $271.9 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $4.5 billion including (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, result in the total on-hand and contingent liquidity sources for the Corporation to be approximately 5.0 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At June 30, 2024, March 31, 2024 and June 30, 2023, the Corporation had no outstanding short-term borrowings from the FHLB or the Federal Reserve's Discount Window.

•At June 30, 2024, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $84.1 million, or 14.33% of total shareholders' equity, compared to $85.0 million, or 14.69% of total shareholders' equity, at March 31, 2024. The change in unrealized losses was primarily due to minor changes in the yield curve in the second quarter of 2024 compared to the first quarter of 2024, relative to the Corporation’s scheduled bond maturities. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of both June 30, 2024 and March 31, 2024 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintained $100.5 million of liquid funds at its holding company, which more than covers the $84.1 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank, if necessary.

•Total nonperforming assets were approximately $36.5 million, or 0.62% of total assets, as of June 30, 2024, compared to $30.7 million, or 0.53% of total assets, as of March 31, 2024, and $24.1 million, or 0.43% of total assets, as of June 30, 2023. The increase in nonperforming assets for the three months ended June 30, 2024 was primarily due to two relationships. The first relationship was a commercial and industrial relationship totaling $3.1 million with a specific reserve balance of $1.2 million, and the second relationship was an owner-occupied commercial real estate relationship totaling $4.6 million with a specific reserve balance of $1.2 million. Management does not believe there is risk of significant additional loss exposures beyond the specific reserves related to these loan relationships. The increase in non-performing assets at June 30, 2024 compared to June 30, 2023 was due to the previously mentioned two relationships, as well as two other: a commercial and industrial relationship as previously disclosed in the fourth quarter of 2023, and a commercial real estate relationship as previously disclosed in the third quarter of 2023. For the three months ended June 30, 2024, net loan charge-offs were $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, compared to $1.3 million, or 0.12% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2024, and $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2023. The increase in net loan charge-offs during the quarter ended June 30, 2024 was primarily related to (i) a commercial and industrial relationship with a charge-off of $1.7 million (remaining balance of approximately $1.4 million), and (ii) a owner-occupied commercial real estate relationship for $316 thousand (no remaining balance). The larger charge-off on the commercial and industrial relationship was the result of an event unique to the customer and not indicative of a systemic industry or market condition.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $18.6 million for the three months ended June 30, 2024, compared to $16.8 million and $19.6 million for the three months ended March 31, 2024 and June 30, 2023, respectively.1 The second quarter 2024 PPNR when compared to the first quarter of 2024 reflected improvements in net interest income and non-interest expenses. The decrease in PPNR for the three months ended June 30, 2024 compared to the three months ended June 30, 2023 was primarily attributable to the significant year-over-year increase in deposit costs. PPNR was $35.3 million for the six months ended June 30, 2024 compared to $41.3 million for the six months ended June 30, 2023.1 The decrease in PPNR for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 was primarily attributable to the significant year-over-year increase in deposit costs, coupled with increases in certain personnel costs (primarily from new offices and personnel added in expansion markets), as well as additional technology expenses for recently completed full implementation of business development and customer relationship management applications.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Commenting on the quarterly results, Michael D. Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, “Our earnings and growth for the second quarter reflect the diligent and disciplined efforts made by our team to achieve sustainable positive operating leverage. We have successfully built a loan pipeline that both increased production during the second quarter and established a sound level of opportunities for future loan originations. Importantly, we funded this loan growth with steady deposit growth from treasury management activities and in-market household growth, while reducing higher-cost corporate deposit balances. Though we experienced some slight net interest margin compression in the second quarter when compared to the first quarter, primarily from a continued rise in deposit interest costs, we are confident that yields on new loan production, when compared to the lower yields on loan payoffs and scheduled amortizations, will support a higher spread as deposit rates further stabilize given the Fed’s extended pause in rate actions.

As our loan and deposit growth for the quarter contributed to overall increased operating revenues, noninterest expenses favorably declined as a result of our disciplined overhead management actions, particularly those related to further optimizing staffing levels and controlling personnel costs. With our recent announcement of key executive management appointments, we seek to further leverage the expertise of our deeply experienced leadership team to further increase both interest-spread and fee-based revenues, while extensively reviewing back-office support functions and processes to identify even greater efficiencies. Importantly, our realization of positive operating leverage and performance momentum is without compromise to CNB’s high credit quality standards and exceptional client experiences that are foundational elements to our historical and future success."

Other Balance Sheet Highlights

•Book value per common share was $25.19 at June 30, 2024, reflecting an increase from $24.77 at March 31, 2024 and $23.42 at June 30, 2023. Tangible book value per common share, a non-GAAP measure, was $23.09 as of June 30, 2024, reflecting an increase of $0.42, or 7.45% (annualized) from $22.67 as of March 31, 2024 and an increase of $1.77, or 8.30%, from $21.32 as of June 30, 2023.1 The increases in book value per common share and tangible book value per common share compared to March 31, 2024 were primarily due to an $8.2 million increase in retained earnings and the repurchase of 23,988 common shares, at a weighted average price per share of $18.38, during the second quarter. The increases in book value per common share and tangible book value per common share compared to June 30, 2023 were primarily due to (i) a $34.3 million increase in retained earnings over the twelve months ended June 30, 2024, (ii) the Corporation's repurchase of common shares in the second quarter of 2024 as discussed above combined with the repurchase of 100,000 common shares at a weighted average price per share of $18.39 during the third quarter 2023, and (iii) a $3.2 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past twelve months.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any concentration risk issues could lead to additional credit loss exposure. In the current post-pandemic and inflationary economic environment, the Corporation has continued to evaluate its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality ratings for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements at both time of underwriting and through and beyond the funding period, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At June 30, 2024, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios:

◦Commercial office loans:
▪There were 116 outstanding loans, totaling $118.7 million, or 2.65%, of the Corporation loans outstanding;
▪There were no nonaccrual commercial office loans at June 30, 2024; and
▪The average outstanding balance per commercial office loan was $1.0 million.
◦Commercial hospitality loans:
▪There were 171 outstanding loans, totaling $298.7 million, or 6.67%, of total Corporation loans outstanding;
▪There were no nonaccrual commercial hospitality loans at June 30, 2024; and
▪The average outstanding balance per commercial hospitality loan was $1.7 million.
◦Commercial multifamily loans:
▪There were 217 outstanding loans, totaling $281.6 million, or 6.29%, of total Corporation loans outstanding;
▪Nonaccrual commercial multifamily loans (two customer relationship) totaled $541 thousand, or 0.19% of total multifamily loans outstanding. The two customer relationships did not have a related specific loss reserve at June 30, 2024; and
▪The average outstanding balance per commercial multifamily loan was $1.3 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be a high volatility commercial real estate credit.

Performance Ratios

•Annualized return on average equity was 8.94% for the three months ended June 30, 2024, compared to 8.79% and 10.07% for the three months ended March 31, 2024 and June 30, 2023, respectively. Annualized return on average equity was 8.86% for the six months ended June 30, 2024 compared to 11.26% for the six months ended June 30, 2023.

•Annualized return on average tangible common equity, a non-GAAP measure, was 9.93% for the three months ended June 30, 2024, compared to 9.77% and 11.40% for the three months ended March 31, 2024 and June 30, 2023, respectively.1 Annualized return on average tangible common equity, a non-GAAP measure, was 9.85% for the six months ended June 30, 2024 compared to 12.88% for the six months ended June 30, 2023.1

•The Corporation's efficiency ratio was 65.94% for the three months ended June 30, 2024, compared to 69.08% and 64.78% for the three months ended March 31, 2024 and June 30, 2023, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 65.20% for the three months ended June 30, 2024, compared to 68.29% and 64.10% for the three months ended March 31, 2024 and June 30, 2023, respectively.1 The decrease for the three months ended June 30, 2024 compared to the three months ended March 31, 2024 was primarily the result of an increase in net interest income coupled with a decrease in quarterly personnel costs as a result of a decrease in full-time equivalent employees, as the Corporation continues to focus on improving efficiencies and processes. The Corporation's efficiency ratio was 67.50% for the six months ended June 30, 2024, compared to 62.91% for the six months ended June 30, 2023. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 66.74% for the six months ended June 30, 2024, compared to 62.28% the six months ended June 30, 2023.1

Revenue

•Total revenue (net interest income plus non-interest income) was $54.6 million for the three months ended June 30, 2024, compared to $54.2 million and $55.6 million for the three months ended March 31, 2024 and June 30, 2023, respectively.

◦Net interest income was $45.7 million for the three months ended June 30, 2024, compared to $45.2 million and $47.3 million, for the three months ended March 31, 2024 and June 30, 2023, respectively. When comparing the second quarter of 2024 to the first quarter of 2024, the difference in net interest income of $495 thousand, or 1.09% (4.40% annualized), reflected the increase in total loans outstanding quarter over quarter and, a higher average balance of interest-bearing deposits with the Federal Reserve, partially offset by targeted interest-bearing deposit rate increases to ensure both deposit relationship retention and new deposit growth in recently entered expansion markets.

◦Net interest margin was 3.36%, 3.40% and 3.62% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.34%, 3.38% and 3.60% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.1

▪The yield on earning assets of 5.89% for the three months ended June 30, 2024 increased 8 basis points from March 31, 2024 and increased 39 basis points from June 30, 2023. The increases in yield compared to March 31, 2024 and June 30, 2023 were attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.17% for the three months ended June 30, 2024 increased 14 basis points from March 31, 2024 and 77 basis points from June 30, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment resulting from the numerous Federal Reserve rate hikes since the first quarter of 2022.

•Total revenue was $108.8 million for the six months ended June 30, 2024 compared to $111.2 million for the six months ended June 30, 2023.

◦Net interest income was $90.9 million for the six months ended June 30, 2024 compared to $94.9 million for the six months ended June 30, 2023. When comparing the six months ended June 30, 2024 to the six months ended June 30, 2023, the decrease in net interest income of $4.0 million, or 4.17% (8.39% annualized), was due to loan growth and the benefits of the impact of interest rates resulting in greater income on variable-rate loans, coupled with a higher average balance of interest-bearing deposits with the Federal Reserve, being more than offset by an increase in the Corporation's interest expense as a result of targeted interest-bearing deposit rate increases to ensure both deposit growth and retention.

◦Net interest margin was 3.38% and 3.71% for the six months ended June 30, 2024 and June 30, 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.36% and 3.69% for the six months ended June 30, 2024 and June 30, 2023, respectively.1

▪The yield on earning assets of 5.85% for the six months ended June 30, 2024 increased 45 basis points from June 30, 2023. The increase in yield compared to June 30, 2023 was attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.10% for the six months ended June 30, 2024 increased 92 basis points from June 30, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment resulting from the numerous Federal Reserve rate hikes since the first quarter of 2022.

•Total non-interest income was $8.9 million for the three months ended June 30, 2024 compared to $9.0 million and $8.3 million for the three months ended March 31, 2024 and June 30, 2023, respectively. During the three months ended June 30, 2024, notable changes compared to the three months ended March 31, 2024 included increases in wealth and asset management fees, service charges on deposit accounts and card processing and interchange income. These fee income increases were partially offset by the decrease in net realized and unrealized gains on equity securities coupled with lower pass-through income from small business investment companies ("SBICs"). The increase in second quarter 2024 noninterest income compared to the three months ended June 30, 2023 was primarily due to higher pass-through income from SBICs.

•Total non-interest income was $17.8 million for the six months ended June 30, 2024 compared to $16.3 million for the six months ended June 30, 2023. This increase was primarily due to higher pass-through income from SBICs coupled with an increase in net realized and unrealized gains on equity securities.

Non-Interest Expense

•For the three months ended June 30, 2024 total non-interest expense was $36.0 million, compared to $37.4 million and $36.0 million for the three months ended March 31, 2024 and June 30, 2023, respectively. The decrease of $1.4 million, or 3.83%, from the three months ended March 31, 2024 was primarily a result of a decrease in salaries and benefits and card processing and interchange expenses, partially offset by an increase in technology expenses. The reduction in salaries and benefits resulted primarily from a decrease in full-time equivalent employees, as the Corporation continues to focus on improving efficiencies and processes, coupled with the timing of profit-sharing accruals, which are related to the Corporation's reduction in its profit-sharing program. The decrease in card processing and interchange expenses related to changes made by the Corporation to its cardholder rewards program, while the increase in technology expenses was the result of investments in applications aimed at enhancing both customer online banking capabilities, customer call center communications, and in-branch technology delivery channels. The increase in non-interest expense compared to the three months ended June 30, 2023 was primarily attributable to higher salaries and benefits driven by costs for personnel added for new offices in expansion markets, an increase in personnel costs related to annual merit increases, and an increase in investments in technology applications, as discussed above. In addition, card processing and interchange expense for the second quarter of 2024 was $878 thousand, or 40.15%, of card processing and interchange income, compared to $1.6 million, or 76.24% of card processing and interchange income, for the second quarter of 2023. This decrease was the result of changes made by the Corporation to its program, as discussed above.

•For the six months ended June 30, 2024 total non-interest expense was $73.4 million, compared to $70.0 million for the six months ended June 30, 2023. The increase of $3.4 million, or 4.91%, from the six months ended June 30, 2023 was primarily a result of an increase in salaries and benefits and technology expenses, partially offset by a decrease in card processing and interchange expenses. The increase in salaries and benefits was driven by an increase in personnel costs related to annual merit increases and growth in the Corporation's staff and new offices in its expansion markets, while the increase in technology was primarily due to year-over-year investments in technology applications aimed at enhancing both customer online banking capabilities, customer call center communications, and in-branch technology delivery channels. The decrease in card processing and interchange expenses related to the changes made by the Corporation to its cardholder rewards program.

Income Taxes

•Income tax expense for the three months ended June 30, 2024 was $3.0 million, representing a 19.03% effective tax rate, compared to $2.8 million, representing an 18.36% effective tax rate, for the three months ended March 31, 2024 and $3.3 million, representing a 19.42% effective tax rate, for the three months ended June 30, 2023. Income tax expense for the six months ended June 30, 2024 was $5.9 million, representing an 18.70% effective tax rate compared to $7.2 million, representing a 19.29% effective tax rate, for the six months ended June 30, 2023.

Asset Quality

•Total nonperforming assets were approximately $36.5 million, or 0.62% of total assets, as of June 30, 2024, compared to $30.7 million, or 0.53% of total assets, as of March 31, 2024, and $24.1 million, or 0.43% of total assets, as of June 30, 2023, as discussed above.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of June 30, 2024 compared to 1.03% as of March 31, 2024 and 1.02% as of June 30, 2023. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 130.88% as of June 30, 2024, compared to 159.41% and 215.06% as of March 31, 2024 and June 30, 2023, respectively. The change in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the levels of nonperforming assets, as discussed above.

•The provision for credit losses was $2.6 million for the three months ended June 30, 2024, compared to $1.3 million and $2.4 million for the three months ended March 31, 2024 and June 30, 2023, respectively. The $1.3 million increase in the provision expense for the second quarter of 2024 compared to the first quarter of 2024 was primarily a result of higher loan portfolio growth in the second quarter of 2024 compared to the first quarter of 2024, and increased net loan charge-offs during the second quarter primarily from a few larger commercial credits, as discussed above.

•For the three months ended June 30, 2024, net loan charge-offs were $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, compared to $1.3 million, or 0.12% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2024, and $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2023, as discussed above.

•For the six months ended June 30, 2024, net loan charge-offs were $4.1 million, or 0.19% (annualized) of average total loans and loans held for sale, compared to $1.5 million, or 0.07% (annualized) of average total loans and loans held for sale, during the six months ended June 30, 2023, for certain larger commercial credits as discussed above and as previously disclosed in the first quarter of 2024.

Capital

•As of June 30, 2024, the Corporation’s total shareholders’ equity was $586.7 million, representing an increase of $8.1 million, or 1.39% (5.60% annualized), from March 31, 2024 and an increase of $37.1 million, or 6.74%, from June 30, 2023 primarily due to an increase in the Corporation's retained earnings (net income, partially offset by the common and preferred dividends paid). The additions to shareholders equity from retained earnings were partially offset by the Corporation's repurchase of its common stock, as discussed above.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of June 30, 2024, consistent with prior periods.

•As of June 30, 2024, the Corporation’s ratio of common shareholders' equity to total assets was 8.99% compared to 8.98% at March 31, 2024 and 8.68% at June 30, 2023. As of June 30, 2024, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.30% compared to 8.28% at March 31, 2024 and 7.97% at June 30, 2023. The increases compared to March 31, 2024 and June 30, 2023 were primarily the result of an increase in retained earnings.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.9 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office, one mobile office, and 52 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) changes in general business, industry or economic conditions or competition; (iv) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (v) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (vii) changes in the quality or composition of our loan and investment portfolios; (vii) adequacy of loan loss reserves; (ix) increased competition; (x) loss of certain key officers; (xi) deposit attrition; (xii) rapidly changing technology; (xiii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xiv) changes in the cost of funds, demand for loan products or demand for financial services; and (xv) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Income Statement
Interest and fees on loans	$72,142	$71,513	$66,901	$143,655	$129,229
Interest and dividends on securities and cash and cash equivalents	8,510	6,392	5,431	14,902	9,743
Interest expense	(34,935)	(32,683)	(25,072)	(67,618)	(44,073)
Net interest income	45,717	45,222	47,260	90,939	94,899
Provision for credit losses	2,591	1,320	2,405	3,911	3,695
Net interest income after provision for credit losses	43,126	43,902	44,855	87,028	91,204
Non-interest income
Wealth and asset management fees	2,007	1,802	1,917	3,809	3,734
Service charges on deposit accounts	1,794	1,694	1,913	3,488	3,708
Other service charges and fees	712	695	1085	1,407	1,716
Net realized gains on available-for-sale securities	0	0	30	0	52
Net realized and unrealized gains (losses) on equity securities	(80)	191	(244)	111	(530)
Mortgage banking	187	196	176	383	344
Bank owned life insurance	784	767	693	1,551	1,457
Card processing and interchange income	2,187	2,016	2,062	4,203	4,121
Other non-interest income	1,274	1,594	661	2,868	1,733
Total non-interest income	8,865	8,955	8,293	17,820	16,335
Non-interest expenses
Salaries and benefits	17,676	18,787	17,059	36,463	34,104
Net occupancy expense of premises	3,580	3,640	3,628	7,220	7,194
Technology expense	5,573	5,072	5,187	10,645	9,445
Advertising expense	553	685	701	1,238	1,245
State and local taxes	1,237	1,143	1,030	2,380	2,080
Legal, professional, and examination fees	1,119	1,172	1,002	2,291	1,847
FDIC insurance premiums	1,018	990	1,001	2,008	1,874
Card processing and interchange expenses	878	1,179	1,572	2,057	3,062
Other non-interest expense	4,355	4,756	4,808	9,111	9,127
Total non-interest expenses	35,989	37,424	35,988	73,413	69,978
Income before income taxes	16,002	15,433	17,160	31,435	37,561
Income tax expense	3,045	2,833	3,333	5,878	7,245
Net income	12,957	12,600	13,827	25,557	30,316
Preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$11,882	$11,525	$12,752	$23,407	$28,166

Ending shares outstanding	20,998,117	21,024,695	20,997,053	20,998,117	20,997,053
Average diluted common shares outstanding	20,893,396	20,887,088	20,956,575	20,890,203	21,019,178
Diluted earnings per common share	$0.56	$0.55	$0.61	$1.11	$1.33
Cash dividends per common share	$0.175	$0.175	$0.175	$0.350	$0.350
Dividend payout ratio	31%	32%	29%	32%	26%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Average Balances
Total loans and loans held for sale	$4,441,633	$4,428,751	$4,376,223	$4,435,246	$4,317,023
Investment securities	734,087	731,366	770,605	732,710	782,689
Total earning assets	5,465,645	5,350,126	5,238,471	5,407,954	5,154,147
Total assets	5,854,978	5,729,779	5,607,947	5,792,485	5,517,755
Noninterest-bearing deposits	761,270	736,965	793,686	749,124	813,382
Interest-bearing deposits	4,321,678	4,229,135	4,047,224	4,275,406	3,909,453
Shareholders' equity	583,221	576,528	550,490	579,991	543,039
Tangible common shareholders' equity (non-GAAP) (1)	481,309	474,596	448,497	478,069	441,046

Average Yields (annualized)
Total loans and loans held for sale	6.55%	6.51%	6.15%	6.53%	6.06%
Investment securities	2.14%	2.01%	1.99%	2.08%	1.96%
Total earning assets	5.89%	5.81%	5.50%	5.85%	5.40%
Interest-bearing deposits	3.15%	3.00%	2.34%	3.07%	2.08%
Interest-bearing liabilities	3.17%	3.03%	2.40%	3.10%	2.18%

Performance Ratios (annualized)
Return on average assets	0.89%	0.88%	0.99%	0.89%	1.11%
Return on average equity	8.94%	8.79%	10.07%	8.86%	11.26%
Return on average tangible common equity (non-GAAP) (1)	9.93%	9.77%	11.40%	9.85%	12.88%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.34%	3.38%	3.60%	3.36%	3.69%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	65.20%	68.29%	64.10%	66.74%	62.28%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$2,348	$878	$379	$3,226	$574
Holiday Financial net loan charge-offs	456	466	410	922	901
Total Corporation net loan charge-offs	$2,804	$1,344	$789	$4,148	$1,475
Annualized net loan charge-offs / average total loans and loans held for sale	0.25%	0.12%	0.07%	0.19%	0.07%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2024	March 31, 2024	June 30, 2023
Ending Balance Sheet
Cash and due from banks	$56,031	$38,953	$58,278
Interest-bearing deposits with Federal Reserve	271,943	259,464	62,644
Interest-bearing deposits with other financial institutions	3,171	3,036	4,241
Total cash and cash equivalents	331,145	301,453	125,163
Debt securities available-for-sale, at fair value	359,900	348,565	353,136
Debt securities held-to-maturity, at amortized cost	354,569	381,706	394,238
Equity securities	9,654	9,581	9,266
Loans held for sale	642	1,010	1,654
Loans receivable
Syndicated loans	53,938	78,685	145,627
Loans	4,425,754	4,352,713	4,319,207
Total loans receivable	4,479,692	4,431,398	4,464,834
Less: allowance for credit losses	(45,532)	(45,832)	(45,541)
Net loans receivable	4,434,160	4,385,566	4,419,293
Goodwill and other intangibles	43,874	43,874	43,874
Core deposit intangible	241	260	320
Other assets	352,386	329,397	316,656
Total Assets	$5,886,571	$5,801,412	$5,663,600

Noninterest-bearing demand deposits	$762,918	$749,178	$808,074
Interest-bearing demand deposits	693,074	719,781	861,871
Savings	3,140,505	3,035,823	2,708,386
Certificates of deposit	514,348	532,771	554,744
Total deposits	5,110,845	5,037,553	4,933,075
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,419	84,343	84,115
Other liabilities	83,987	80,256	76,156
Total liabilities	5,299,871	5,222,772	5,113,966
Common stock	0	0	0
Preferred stock	57,785	57,785	57,785
Additional paid in capital	218,756	218,224	219,723
Retained earnings	361,987	353,780	327,707
Treasury stock	(4,438)	(3,946)	(4,996)
Accumulated other comprehensive loss	(47,390)	(47,203)	(50,585)
Total shareholders' equity	586,700	578,640	549,634
Total liabilities and shareholders' equity	$5,886,571	$5,801,412	$5,663,600

Book value per common share	$25.19	$24.77	$23.42
Tangible book value per common share (non-GAAP) (1)	$23.09	$22.67	$21.32

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2024	March 31, 2024	June 30, 2023
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.30%	8.28%	7.97%
Tier 1 leverage ratio (2)	10.56%	10.64%	10.44%
Common equity tier 1 ratio (2)	11.71%	11.70%	11.20%
Tier 1 risk-based ratio (2)	13.41%	13.43%	12.93%
Total risk-based ratio (2)	16.20%	16.27%	15.73%

Asset Quality Detail
Nonaccrual loans	$34,788	$28,751	$21,176
Loans 90+ days past due and accruing	112	49	1,373
Total nonperforming loans	34,900	28,800	22,549
Other real estate owned	1,641	1,864	1,575
Total nonperforming assets	$36,541	$30,664	$24,124

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.82%	0.69%	0.54%
Nonperforming assets / Total assets	0.62%	0.53%	0.43%
Ratio of allowance for credit losses on loans to nonaccrual loans	130.88%	159.41%	215.06%
Allowance for credit losses / Total loans	1.02%	1.03%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of June 30, 2024 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$702,036	2.09%	$3,941	$696,851	1.96%	$3,651	$730,224	1.89%	$3,700
Tax-exempt (1) (2) (4)	25,088	2.59%	178	27,743	2.59%	191	30,274	2.59%	209
Equity securities (1) (2)	6,963	5.72%	99	6,772	5.64%	95	10,107	7.22%	182
Total securities (4)	734,087	2.14%	4,218	731,366	2.01%	3,937	770,605	1.99%	4,091
Loans receivable:
Commercial (2) (3)	1,416,476	6.85%	24,133	1,429,718	6.90%	24,519	1,512,107	6.46%	24,342
Mortgage and loans held for sale (2) (3)	2,897,473	6.15%	44,331	2,870,175	6.08%	43,403	2,735,693	5.73%	39,089
Consumer (3)	127,684	12.17%	3,863	128,858	11.79%	3,778	128,423	11.46%	3,670
Total loans receivable (3)	4,441,633	6.55%	72,327	4,428,751	6.51%	71,700	4,376,223	6.15%	67,101
Interest-bearing deposits with the Federal Reserve and other financial institutions	289,925	5.99%	4,321	190,009	5.26%	2,485	91,643	6.05%	1,383
Total earning assets	5,465,645	5.89%	$80,866	5,350,126	5.81%	$78,122	5,238,471	5.50%	$72,575
Noninterest-bearing assets:
Cash and due from banks	53,710			53,523			55,632
Premises and equipment	112,386			110,038			108,296
Other assets	268,930			261,863			250,019
Allowance for credit losses	(45,693)			(45,771)			(44,471)
Total non interest-bearing assets	389,333			379,653			369,476
TOTAL ASSETS	$5,854,978			$5,729,779			$5,607,947
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$713,431	0.76%	$1,342	$739,931	0.65%	$1,195	$888,804	0.62%	$1,383
Savings	3,097,598	3.57%	27,464	2,965,279	3.47%	25,611	2,608,232	2.82%	18,326
Time	510,649	3.93%	4,988	523,925	3.64%	4,742	550,188	2.82%	3,869
Total interest-bearing deposits	4,321,678	3.15%	33,794	4,229,135	3.00%	31,548	4,047,224	2.34%	23,578
Short-term borrowings	0	0.00%	0	0	0.00%	0	33,920	5.21%	441
Finance lease liabilities	259	4.66%	3	282	4.28%	3	350	4.58%	4
Subordinated notes and debentures	105,001	4.36%	1,138	104,925	4.34%	1,132	104,698	4.02%	1,049
Total interest-bearing liabilities	4,426,938	3.17%	$34,935	4,334,342	3.03%	$32,683	4,186,192	2.40%	$25,072
Demand—noninterest-bearing	761,270			736,965			793,686
Other liabilities	83,549			81,944			77,579
Total Liabilities	5,271,757			5,153,251			5,057,457
Shareholders’ equity	583,221			576,528			550,490
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,854,978			$5,729,779			$5,607,947
Interest income/Earning assets		5.89%	$80,866		5.81%	$78,122		5.50%	$72,575
Interest expense/Interest-bearing liabilities		3.17%	34,935		3.03%	32,683		2.40%	25,072
Net interest spread		2.72%	$45,931		2.78%	$45,439		3.10%	$47,503
Interest income/Earning assets		5.89%	80,866		5.81%	78,122		5.50%	72,575
Interest expense/Earning assets		2.55%	34,935		2.43%	32,683		1.90%	25,072
Net interest margin (fully tax-equivalent)		3.34%	$45,931		3.38%	$45,439		3.60%	$47,503

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023 was $214 thousand, $217 thousand and $243 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023 was $(59.2) million, $(55.1) million and $(55.9) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Six Months Ended,
	June 30, 2024			June 30, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$699,431	2.02%	$7,592	$739,201	1.90%	$7,466
Tax-exempt (1) (2) (4)	26,415	2.59%	369	31,824	2.63%	443
Equity securities (1) (2)	6,864	5.68%	194	11,664	4.75%	275
Total securities (4)	732,710	2.08%	8,155	782,689	1.96%	8,184
Loans receivable:
Commercial (2) (3)	1,423,097	6.88%	48,652	1,510,355	6.37%	47,730
Mortgage and loans held for sale (2) (3)	2,883,824	6.12%	87,734	2,682,009	5.63%	74,821
Consumer (3)	128,325	11.97%	7,641	124,659	11.49%	7,104
Total loans receivable (3)	4,435,246	6.53%	144,027	4,317,023	6.06%	129,655
Interest-bearing deposits with the Federal Reserve and other financial institutions	239,998	5.70%	6,806	54,435	6.10%	1,647
Total earning assets	5,407,954	5.85%	$158,988	5,154,147	5.40%	$139,486
Noninterest-bearing assets:
Cash and due from banks	53,611			53,981
Premises and equipment	111,199			105,574
Other assets	265,453			248,010
Allowance for credit losses	(45,732)			(43,957)
Total non interest-bearing assets	384,531			363,608
TOTAL ASSETS	$5,792,485			$5,517,755
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$726,681	0.70%	$2,537	$912,345	0.55%	$2,484
Savings	3,031,438	3.52%	53,075	2,476,442	2.53%	31,066
Time	517,287	3.78%	9,730	520,666	2.61%	6,727
Total interest-bearing deposits	4,275,406	3.07%	65,342	3,909,453	2.08%	40,277
Short-term borrowings	0	0.00%	0	67,930	5.05%	1,700
Finance lease liabilities	271	4.45%	6	361	4.47%	8
Subordinated notes and debentures	104,963	4.35%	2,270	104,660	4.02%	2,088
Total interest-bearing liabilities	4,380,640	3.10%	$67,618	4,082,404	2.18%	$44,073
Demand—noninterest-bearing	749,124			813,382
Other liabilities	82,730			78,930
Total Liabilities	5,212,494			4,974,716
Shareholders’ equity	579,991			543,039
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,792,485			$5,517,755
Interest income/Earning assets		5.85%	$158,988		5.40%	$139,486
Interest expense/Interest-bearing liabilities		3.10%	67,618		2.18%	44,073
Net interest spread		2.75%	$91,370		3.22%	$95,413
Interest income/Earning assets		5.85%	158,988		5.40%	139,486
Interest expense/Earning assets		2.49%	67,618		1.71%	44,073
Net interest margin (fully tax-equivalent)		3.36%	$91,370		3.69%	$95,413

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the six months ended June 30, 2024 and 2023, was $431 thousand and $514 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the six months ended June 30, 2024 and 2023 was $(57.2) million and $(57.3) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	June 30, 2024	March 31, 2024	June 30, 2023
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$586,700	$578,640	$549,634
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	528,915	520,855	491,849
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	241	260	320
Tangible common equity (non-GAAP)	$484,800	$476,721	$447,655

Total assets	$5,886,571	$5,801,412	$5,663,600
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	241	260	320
Tangible assets (non-GAAP)	$5,842,456	$5,757,278	$5,619,406

Ending shares outstanding	20,998,117	21,024,695	20,997,053

Book value per common share (GAAP)	$25.19	$24.77	$23.42
Tangible book value per common share (non-GAAP)	$23.09	$22.67	$21.32

Common shareholders' equity / Total assets (GAAP)	8.99%	8.98%	8.68%
Tangible common equity / Tangible assets (non-GAAP)	8.30%	8.28%	7.97%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Calculation of net interest margin:
Interest income	$80,652	$77,905	$72,332	$158,557	$138,972
Interest expense	34,935	32,683	25,072	67,618	44,073
Net interest income	$45,717	$45,222	$47,260	$90,939	$94,899

Average total earning assets	$5,465,645	$5,350,126	$5,238,471	$5,407,954	$5,154,147

Net interest margin (GAAP) (annualized)	3.36%	3.40%	3.62%	3.38%	3.71%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$80,652	$77,905	$72,332	$158,557	$138,972
Tax equivalent adjustment (non-GAAP)	214	217	243	431	514
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	80,866	78,122	72,575	158,988	139,486
Interest expense	34,935	32,683	25,072	67,618	44,073
Net interest income (fully tax equivalent basis) (non-GAAP)	$45,931	$45,439	$47,503	$91,370	$95,413

Average total earning assets	$5,465,645	$5,350,126	$5,238,471	$5,407,954	$5,154,147
Less: average mark to market adjustment on investments (non-GAAP)	(59,225)	(55,146)	(55,940)	(57,186)	(57,294)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,524,870	$5,405,272	$5,294,411	$5,465,140	$5,211,441

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.34%	3.38%	3.60%	3.36%	3.69%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Calculation of PPNR (non-GAAP): (1)
Net interest income	$45,717	$45,222	$47,260	$90,939	$94,899
Add: Non-interest income	8,865	8,955	8,293	17,820	16,335
Less: Non-interest expense	35,989	37,424	35,988	73,413	69,978
PPNR (non-GAAP)	$18,593	$16,753	$19,565	$35,346	$41,256

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Calculation of efficiency ratio:
Non-interest expense	$35,989	$37,424	$35,988	$73,413	$69,978

Non-interest income	$8,865	$8,955	$8,293	$17,820	$16,335
Net interest income	45,717	45,222	47,260	90,939	94,899
Total revenue	$54,582	$54,177	$55,553	$108,759	$111,234
Efficiency ratio	65.94%	69.08%	64.78%	67.50%	62.91%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$35,989	$37,424	$35,988	$73,413	$69,978
Less: core deposit intangible amortization	19	20	23	39	45
Adjusted non-interest expense (non-GAAP)	$35,970	$37,404	$35,965	$73,374	$69,933

Non-interest income	$8,865	$8,955	$8,293	$17,820	$16,335

Net interest income	$45,717	$45,222	$47,260	$90,939	$94,899
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,318	1,337	1,349	2,655	2,667
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,902	1,932	1,906	3,834	3,713
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	46,301	45,817	47,817	92,118	95,945
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$55,166	$54,772	$56,110	$109,938	$112,280

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	65.20%	68.29%	64.10%	66.74%	62.28%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Calculation of return on average tangible common equity (non-GAAP):
Net income	$12,957	$12,600	$13,827	$25,557	$30,316
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$11,882	$11,525	$12,752	$23,407	$28,166

Average shareholders' equity	$583,221	$576,528	$550,490	$579,991	$543,039
Less: average goodwill & intangibles	44,127	44,147	44,208	44,137	44,208
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$481,309	$474,596	$448,497	$478,069	$441,046

Return on average equity (GAAP) (annualized)	8.94%	8.79%	10.07%	8.86%	11.26%
Return on average common equity (GAAP) (annualized)	8.19%	8.04%	9.29%	8.12%	10.46%
Return on average tangible common equity (non-GAAP) (annualized)	9.93%	9.77%	11.40%	9.85%	12.88%